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                              JOINDER IN AGREEMENT

  This Agreement is made as of the 29th day of December, 1993, by and between Tenneco Inc. (the "Investor") and Bankers Trust Company, as Trustee of the Case Corporation Pension Plan for Hourly-Paid Employees (the "Transferee").

                              W I T N E S S E T H:

  WHEREAS, the Investor and Cummins Engine Company, Inc. (the "Company") have previously entered into an Investment Agreement dated as of July 16, 1990, which provided for the purchase by the Investor of certain securities of the Company, which securities presently consist of 3,200,000 shares of Common Stock of the Company (the "Shares"); and

  WHEREAS, the Investor desires to transfer the Shares to the Transferee and, pursuant to a Consent and Amendment to Investment Agreement dated as of December 29, 1993 (the "Consent and Amendment"), the Company has consented to such transfer; and

  WHEREAS, it is a condition precedent to the transfer of the Shares to the Transferee that the Transferee enter into this Joinder in Agreement;

  NOW THEREFORE, the parties agree as follows:

    1. By execution of this Joinder in Agreement, the Transferee shall become a party to the Consent and Amendment, and the Transferee shall be bound by the terms and provisions of the Consent and Amendment to the same extent as if the Transferee were originally a party thereto.

    2. The Investor and the Transferee agree that (i) the Company is a third party beneficiary of this Joinder in Agreement, and (ii) this Joinder in Agreement may not be amended without the Company's written consent.

    3. Representations and Warranties:

    Each of the Investor and the Transferee and only as to itself represent for the benefit of the Company as follows:

      (a) It has all requisite power and authority to execute and deliver this Joinder in Agreement.

      (b) The consummation of the Joinder in Agreement as contemplated hereby does not contravene its constitutive documents.

      (c) This Joinder in Agreement has been duly executed and delivered by it and is the legal, valid and binding obligation of it enforceable against it in accordance with its terms.

      (d) The execution, delivery and performance of this Joinder in
    Agreement and the consummation of the transactions contemplated hereby will not conflict with, or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which it is a party or result in any violation of any law, rule, regulation, order, judgment or decree applicable to it, including without limitation any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the rules and regulations promulgated thereunder, and any and all consents or approvals required by ERISA to permit the execution, delivery and performance of this Joinder in Agreement and the consummation of the trans-actions contemplated hereby have been obtained.
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    4. The address for any notices or communications required or permitted to be given to the Transferee under the Investment Agreement, as amended by the Consent and Amendment, shall be as follows:

            BANKERS TRUST COMPANY, as Trustee of the
              Case Corporation Pension Plan for
              Hourly-Paid Employees
            c/o Bankers Trust Company of the Southwest
            3000 Two Houston Center
            909 Fannin, Suite 3000
            Houston, Texas 77010

            Attention: Thomas Calabro, Jr.
            Telecopy: 713-759-6767

  IN WITNESS WHEREOF, the parties hereto have caused this Joinder in Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                          TENNECO INC.

                                                    M. W. Meyer

                                          by ______________________________

                                                    M. W. Meyer

                                          BANKERS TRUST COMPANY, as Trustee
                                            of the Case Corporation Pension
                                            Plan for Hourly-Paid Employees

                                                 Daniel C. Mueller

                                          by ______________________________

                                                 Daniel C. Mueller